Exhibit 99.1

American Rebel CEO Andy Ross to introduce American Rebel Beer at the Inaugural Music Habitat Nashville Festival

Nashville, TN, April 24, 2024 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel, and American Rebel Beer ( www.americanrebelbeer.com ), proudly announce that CEO Andy Ross will introduce American Rebel Light Lager during his performance at the inaugural Music Habitat Nashville Festival April 27, 2024.

“I can’t wait to perform this Saturday at the first Music Habitat Nashville Festival at the Stonederosa. John and Tammy Stone have established this annual event and this is the first year to team up with the fine folks at Music Habitat and now this festival is going to the next level,” said Andy Ross. “We’re going to have a great stage and video wall behind us and we’re going to showcase American Rebel Beer – it’s the only beer we’re drinkin’ round here! Launching America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem Singing, Stand Your Ground Beer into the marketplace is a primary goal of our current Reg A+ offering and introducing American Rebel Light Beer at the Music Habitat Nashville Festival helps deliver on that goal. Interested investors 18 years or older can log onto our public offering website at http://invest.americanrebel.com and subscribe to the offering.”

“My team and I at Music Habitat are honored to partner with Andy Ross and American Rebel Beer to help elevate independent artists across the globe and celebrate America’s Patriotic Beer,” said Music Habitat CEO Brandon Beard. Music Habitat is a game changing platform that fosters meaningful connections with artists, venues and fans. Through marketing, Music Habitat will connect, collaborate and monetize stakeholders in the live music ecosystem, providing a hub to connect independent artists, venues and lovers of live music.

Craig Reynolds, Head of Artist Relations at Music Habitat, adds, “I’m excited to have Andy Ross perform his brand of Country Patriotic Rock ‘n Roll at the inaugural Music Habitat Nashville Festival! Going to be a great day of music.” Music Habitat’s mission is to provide opportunities that not only allow for the pursuit of artistic passions but also support livelihoods within the music community. Artists scheduled to appear at the Music Habitat Nashville Festival include Andy Ross, Morgan Myles, Caden Gillard, John Stone, Miah Vicknair, Tim Watson, Cordell Winter, Loose Lips, Madeline Rose, Dan Shafer, J Edwards, and Resurrection Journey Tribute. Music, camping and fun begin at 5 pm April 26 for the VIP Party. Gates open at 11 am Saturday, April 27 for a full day of great music, and close at 10 pm. For more information and to purchase tickets go to musichabitat.com .

About Music Habitat

Music Habitat is a platform connecting artists, venues and music fans so they can collaborate to mutually benefit each stakeholder in the live music ecosystem, providing each the opportunity to monetize their artistry and investments so music can support livelihoods within the music community. For more information go to musichabitat.com .

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About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com . For investor information, visit www.americanrebel.com/investor-relations .

The Reg A Offering will be made by means of the Offering Circular. The securities offered by American Rebel are highly speculative. Investing in shares of American Rebel involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. American Rebel intends to list the Series C Preferred Stock offered under Offering Circular on Nasdaq Capital Market and doing so entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. The listing of the Company’s Series C Preferred Stock on Nasdaq Capital Market is not a condition of the Company’s proceeding with the Public Offering, and no assurance can be given that our application to list on Nasdaq Capital Market will be approved or that an active trading market for our Series C Preferred will develop. For additional information on American Rebel, the Offering and any other related topics, please review the Offering Statement that can be found at: https://www.sec.gov/Archives/edgar/data/1648087/000149315224009903/form253g2.htm. Additional information concerning risk factors related to the Offering, including those related to the business, government regulations, intellectual property and the offering in general, can be found in the section titled “Risk Factors” of the Offering Statement.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, actual receipt of funds under the Reg A Offering, effects of the offering on the trading price of our securities, implied or perceived benefits resulting from the receipt of funds from the offering, actual launch timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

Brian Prenoveau

MZ North America

+1 (561) 489-5315

AREB@mzgroup.us

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